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                            Willkie Farr & Gallagher
                              One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022





September 16, 1997




NeXstar Pharmaceuticals, Inc.
2860 Wilderness Place
Boulder, Colorado 80301

Ladies and Gentlemen:

We are delivering this opinion in connection with the Registration Statement on Form S-3 to be filed by NeXstar Pharmaceuticals, Inc. (the "Company") on September 17, 1997 (the "Registration Statement") covering the resale of $80,000,000 in aggregate principal amount of the Company's 6 1/4% Convertible Subordinated Debentures Due 2004 (the "Debentures") and the shares of common stock, par value $0.01 each, of the Company issuable upon conversion of the Debentures (the "Conversion Shares"). The Debentures were issued under the Indenture, dated as of July 31, 1997 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Debentures, and have made such investigations of law as we have deemed necessary and advisable. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware;

2. The execution and delivery of the Indenture have been duly authorized by the Company and the Indenture constitutes a valid and binding obligation of the Company
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NeXstar Pharmaceuticals, Inc.
September 16, 1997
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   enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditor's rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The Debentures have been duly authorized and constitute valid and binding obligations of the Company and are entitled to the benefits of the Indenture, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditor's rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4. The Conversion Shares have been duly authorized and, when issued upon conversion of the Debentures pursuant to the terms of the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,



/s/ Willkie Farr & Gallagher